U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                   SEC File No.:333-88278
                                                   CUSIP:
      (Check One):

      [_] Form 10-K [X] Form 10-KSB [_] Form 20-F [_] Form 11-K [_] Form 10-Q
      [_] Form 10-QSB [_] Form N-SAR

      For Period Ended: December 31, 2006

      [_] Transition Report on Form 10-K
      [_] Transition Report on Form 20-F
      [_] Transition Report on Form 11-K
      [_] Transition Report on Form 10-Q
      [_] Transition Report on Form N-SAR

      For the Transition Period Ended:
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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - Registrant Information


                                LUCY'S CAFE, INC.
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                             Full Name of Registrant


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                            Former Name if Applicable


                       2685 Park Center Drive, Building A
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          Address of Principal Executive Offices (Street and Number)


                          Simi Valley, California 93065
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                            City, State and Zip Code


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

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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]   (b)  The subject annual report, semi-annual report, transition report on
            Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K,
10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant completed a major business combination with another company and a private placement of securities on or about December 29, 2006.

      Accordingly, the Registrant is unable to file its annual report on Form 10-KSB for the year ended December 31, 2006 by April 2, 2007 without unreasonable effort or expense. The Registrant anticipates that it will file its complete annual report on Form 10-KSB for the year ended December 31, 2006 on or before the extended deadline of April 17, 2007.

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Part IV - Other Information
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(1)   Name and telephone number of person to contact in regard to this notification

         Vincent Arena           805                  433-8000
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            (Name)             (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                               [_] Yes    [X] No

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


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                Lucy's Cafe, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2007                        By: /s/ Vincent Arena
      ---------------                          ---------------------------
                                               Vincent Arena,
                                               Chief Financial Officer
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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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